Exhibit 99.1

Isoray Announces First Quarter Fiscal 2021 Financial Results

Revenue Increased 3% Year-Over-Year

Non-Prostate Brachytherapy Revenue Increased 104% Year-Over-Year

RICHLAND, WASHINGTON – November 10, 2020 – Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the first quarter fiscal 2021 ended September 30, 2020.

Revenue for the first quarter of fiscal 2021 grew 3% to $2.38 million versus $2.32 million in the prior year comparable period. The company’s core prostate brachytherapy revenue declined 9% versus the first quarter of fiscal 2020 as procedure volumes continue to be impacted by general patient and physician concerns related to COVID-19. Prostate brachytherapy represented 79% of total revenue for the first quarter of fiscal 2021 compared to 90% in the prior year comparable period. Non-prostate brachytherapy revenue increased 104% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy. Net new physician customer count for the twelve-month period ended September 30, 2020 increased 11% versus the prior year comparable period.

Gross profit as a percentage of revenues decreased modestly to 52.3% for the three months ended September 30, 2020 versus 53.4% in the prior year comparable period. First quarter gross profit increased 1% to $1.25 million versus $1.24 million in the first quarter of fiscal 2020, as increased sales were offset by higher isotope unit costs resulting from increased transit costs due to the COVID-19 pandemic’s decrease in international commercial flight capacity and increased labor expenses.

Isoray CEO Lori Woods said, “Our fiscal first quarter 2021 is representative of the current dynamics within the markets we serve. As we continue to navigate these uncertain times, I am encouraged by Isoray’s performance and I am increasingly enthusiastic about the substantial opportunities for growth ahead.”

“The fundamentals have not changed. Cancer does not stop for the coronavirus and will ultimately need to be treated. Cesium-131, or Cesium Blu as it is known commercially, represents an important treatment option for patients and the doctors who care for them,” Woods concluded.

Woods noted that the Company continues to explore how Cesium-131 may be effective in the treatment of additional cancers. Isoray recently entered into a research grant agreement with a leading cancer center to study the treatment of metastatic melanoma. In this immuno-oncology study, Cesium-131 will be used in combination with an immune checkpoint inhibitor. Woods also pointed to Isoray’s latest product innovation, which is the focus of a recently filed provisional patent application for a device designed to achieve directional dosing using Cesium-131 seeds.

Total operating expenses decreased 5% in the first quarter to $1.96 million from $2.07 million in the prior year period. Total research and development expenses increased 34% versus the prior year comparable period. The increase in total research and development expenses was primarily the result of increased protocol expenses related to new research agreements as well as a mutually agreed termination of a grant agreement in the fiscal first quarter of 2020 which resulted in a reversal of the accrual that was not repeated during the fiscal first quarter of 2021. This increase was partially offset by a reduction of development expenses for the Blu Build™ delivery system versus the comparable prior year period. Sales and marketing expenses decreased 29% versus the prior year comparable period. The decrease in sales and marketing expenses was driven primarily by significant declines in travel and tradeshow costs due to COVID-19 restrictions as well as decreased incentive compensation resulting from lower revenue growth compared to the prior year comparable period. General and administrative expenses decreased 3% versus the prior year comparable period, primarily the result of decreased travel costs due to COVID-19 restrictions as well as decreased employee hiring expenses, which were partially offset by increased insurance expenses.

The net loss for the three months ended September 30, 2020 decreased 13% to $0.71 million or ($0.01) per basic and diluted share versus a net loss of $0.82 million or ($0.01) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 68.9 million for the three months ended September 30, 2020 versus 67.4 million in the comparable prior year period.

Cash, cash equivalents, and certificates of deposit at the end of the first quarter of fiscal 2021 totaled $1.94 million and the company had no debt. Stockholders’ equity at the end of the first quarter of fiscal 2021 totaled $5.1 million. During the fiscal second quarter of 2021 the Company closed a public offering of 18.27 million shares of its common stock at a price of $0.52 per share. Gross proceeds, before underwriting discounts, commissions and estimated offering costs, were approximately $9.50 million.

Conference Call Details

The company will hold an earnings conference call today, November 10, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (877) 407-8035. For callers outside the U.S., please dial (201) 689-8035.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/38502 by clicking on the link. The webcast will be available until November 10, 2021 following the conference call.

Contacts

Investor Relations: Mark Levin (501) 255-1910

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium Blu brachytherapy seeds, which are expanding brachytherapy treatment options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium Blu by visiting www.isoray.com. Join us on Facebook and follow us on Twitter.

Safe Harbor Statement

Statements in this news release about Isoray’s future expectations, including: the anticipated continued growth in revenues in fiscal year 2021, the impact of COVID-19 on our financial results and the timing of recovery in our brachytherapy procedures, if any, suppliers, scheduling of procedures, and employees, advantages of our products including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the length and severity of the COVID-19 pandemic, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors’ products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)

	September 30,	June 30,
	2020	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,940	$2,392
Accounts receivable, net	1,758	2,044
Inventory	641	645
Prepaid expenses and other current assets	407	426

Total current assets	4,746	5,507

Property and equipment, net	1,814	1,735
Right of use asset	951	1,001
Restricted cash	182	181
Inventory, non-current	204	137
Other assets, net	128	138

Total assets	$8,025	$8,699

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$758	$654
Lease liability	241	236
Accrued protocol expense	91	35
Accrued radioactive waste disposal	100	94
Accrued payroll and related taxes	110	352
Accrued vacation	222	204

Total current liabilities	1,522	1,575
Long-term liabilities:
Lease liability, non-current	715	769
Accrued payroll and related taxes, non-current	108	55
Asset retirement obligation	585	577

Total liabilities	2,930	2,976
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 68,897,779 and 68,897,779 shares issued and outstanding	69	69
Treasury stock	-	-
Additional paid-in capital	93,677	93,592
Accumulated deficit	(88,651)	(87,938)

Total stockholders' equity	5,095	5,723

Total liabilities and stockholders' equity	$8,025	$8,699

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Quarter ended September 30,
	2020	2019

Sales, net	$2,384	$2,315
Cost of sales	1,138	1,079
Gross profit	1,246	1,236

Operating expenses:
Research and development
Propriety research and development	312	233
Collaboration arrangement, net of reimbursement	-	-
Total research and development	312	233
Sales and marketing	581	815
General and administrative	1,067	1,097
Change in estimate of asset retirement obligation (Note 9)	-	(73)
Total operating expenses	1,960	2,072

Operating loss	(714)	(836)

Non-operating income:
Interest income, net	1	20
Change in fair value of warrant derivative liability	-	-
Other income	-	-
Non-operating income, net	1	20

Net loss	(713)	(816)
Preferred stock dividends	(3)	(3)

Net loss applicable to common stockholders	(716)	(819)

Basic and diluted loss per share	$(0.01)	$(0.01)

Weighted average shares used in computing net loss per share:
Basic and diluted	68,898	67,388